                                  July 7, 2000


Mr. Jack Peth
Business Resource Group
2150 North First Street
Suite 101
San Jose, CA  95131


Dear Mr. Peth:

         Upon the cancellation of options you currently hold (the "Options") which entitle you to purchase a total of 166,000 shares of common stock of Business Resource Group (together with BRG Acquisition Corporation, "BRG"), you will become entitled to deferred compensation from BR Holdings LLC ("Holdings") as follows:

                  1. Whenever Holdings receives a payment of principal or interest with regard to Subordinated Notes of BRG ("BRG Notes") Holdings will promptly pay you an amount equal to the principal or interest payment you would have received had you actually held $330,000 principal amount of BRG Notes.

                  2. Whenever Holdings receives a payment of principal or interest with regard to Junior Subordinated Notes of Business Resource Holdings, Inc. ("Business Resource Notes"), Holdings will promptly pay you an amount equal to the principal or interest payment you would have received had you actually held $330,000 principal amount of Business Resource Notes.

                  3. Whenever Holdings receives a dividend or a liquidating distribution with regard to Preferred Stock of Business Resource Holdings, Inc. ("Preferred Stock"), Holdings will promptly pay you an amount equal to the dividend or liquidating distribution you would have received had you actually held 344 shares of Preferred Stock (with a liquidation preference of $344,000).

                  4. Whenever Holdings sells BRG Notes or Business Resource Notes, or BRG Notes or Business Resource Notes are redeemed from Holdings by BRG, (a) Holdings will promptly pay you an amount equal to (i) the price per $1 principal amount of Notes which Holdings receives in the sale or redemption (net of any commissions or other selling costs), times (ii) a principal amount of BRG Notes or Business Resource Notes (whichever is applicable) equal to the product obtained by multiplying the principal amount of BRG Notes or Business Resource Notes (whichever is applicable) described in the applicable one of Paragraph 1 or Paragraph 2 (as reduced for all prior reductions as provided in clause (b) of this Paragraph) by a fraction the numerator of which is the principal amount of BRG Notes or Business Resource Notes sold by, or redeemed from, Holdings and the denominator of which is the total principal amount of BRG Notes or Business Resource Notes (whichever is applicable) held by Holdings immediately before the sale or redemption, and (b) immediately following the sale or reduction, the principal amount of BRG Notes or Business Resource Notes (whichever is applicable) described in Paragraph 1 or Paragraph 2 will be reduced by the principal amount of BRG Notes or Business Resource Notes calculated in clause
(ii) of this Paragraph.

                  5. Whenever Holdings sells Preferred Stock, or Preferred Stock is redeemed from Holdings by Business Resource Holdings, Inc., (a) Holdings will promptly pay you an amount equal to (i) the price per share of Preferred Stock Holdings receives in the sale or redemption (net of any commissions or other selling costs), times (ii) a number of shares of Preferred Stock equal to product obtained by multiplying the number of shares of Preferred Stock described in Paragraph 3 (as reduced for all prior reductions as provided in clause (b) of this Paragraph) by a fraction the numerator of which is the number of shares of Preferred Stock sold by, or redeemed from, Holdings and the denominator of which is the total number of shares of Preferred Stock held by Holdings immediately before the sale or redemption, and (b) immediately following the sale or redemption, the number of shares of Preferred Stock described in Paragraph 2 will be reduced by the number of shares of Preferred Stock calculated in clause (ii) of this Paragraph.

                  6. Your right to receive deferred compensation from Holdings as set forth above is subject to your delivering to BRG, not later than the effective time of the merger of BRG (or a successor) into an indirect wholly owned subsidiary of Holdings (the "Merger"), for common stock of BRG your written acknowledgement that the Options are cancelled, subject to the Merger's taking place, accompanied by any documents you have received evidencing the Options. The Options will remain in effect until the effective time of the Merger. Holdings will have no obligations under this Agreement unless the Options are cancelled at the effective time of the Merger.

                  7. Except for transfers by will or the laws of inheritance following your death, you will have no right to assign, transfer or encumber your rights to receive the deferred compensation payments described in this Agreement. You will be a general creditor of Holdings with respect to all deferred compensation payments to which you become entitled under this Agreement, and no trust fund, escrow account or security arrangement will be established for the amounts which may become due and payable under this Agreement.

                  8. As an inducement to Holdings to pay you deferred compensation upon your cancellation of the Options, and in order to protect Holdings and its subsidiaries against loss of goodwill of BRG and its subsidiaries, you agree that during the Non-Competition Period, you will not directly or indirectly (i) own, manage, control, participate in, consult with, render services for, or in any other manner engage in, any business that directly competes with BRG or any of its subsidiaries (which were subsidiaries of Business Resource Group), in any states or counties where BRG is actually providing services or products to customers as of the date of the Merger (including, but not limited to, Alameda, Contra Costa, Santa Clara or San Francisco County in California), except that you may control or own up to two percent of a publicly traded company with which you have no relationship other than as a passive shareholder, or (ii) solicit, influence or attempt to influence any customer or client of BRG or any of its subsidiaries to use or buy products or services of a company in competition with BRG or any of its subsidiaries. The Non-Competition Period will begin at the effective time of the Merger and end on the earlier of (A) the fifth anniversary of the effective time of the Merger, or (B) the third anniversary of the date that you cease to be an employee of BRG or a subsidiary because your employment is terminated for Cause (other than continued unsatisfactory performance) or because you terminate your employment without Good Reason. If, however, you cease to be an employee of BRG or a subsidiary because your employment is terminated Without Cause or because of continued unsatisfactory performance or because you terminate your employment with Good Reason, the Non-Competition Agreement will terminate not later than one year after the day you cease to be an employee of BRG, except that BRG may extend the Non-Competition Period until the third anniversary of that day (but not later than the fifth anniversary of the effective time of the Merger) by agreeing to pay you your Base Salary per year for up to an additional two years, on the payment schedule applicable to payments of Base Salary by BRG to its senior executives. As used in this Paragraph, the terms "Cause," "Good Reason," "Without Cause" and "Base Salary" have the meanings given to those terms in an Employment Agreement dated July 7, 2000 between Acquisition and you, and the term "continued unsatisfactory performance" refers to the cause described in Section 3(f)(i)(b)(v) of that Employment Agreement.

                  Please execute a copy of this document to indicate that you agree with what it says and that you agree to cancel your options as described above.




                                                               Very truly yours,


                                                                 BR Holdings LLC


                                                By:
                                                --------------------------------



AGREED TO:


--------------------------
Jack Peth